Exhibit 99.1

NEWS RELEASE

Atmel Reports Fourth Quarter and Full Year 2008
Financial Results
Microcontroller Revenues Grew 14% in 2008
Full Year Gross Profit Margins Reach Highest Level Since 2000
SAN JOSE, CA, February 4, 2009 . . . Atmel® Corporation (NASDAQ: ATML) today announced financial results for the fourth quarter and fiscal year ended December 31, 2008.
Revenues for the fourth quarter of 2008 were $334.6 million, a 16.3% decrease compared to $400.0 million for the third quarter of 2008 and a 21.4% decrease compared to $425.6 million for the fourth quarter ended December 31, 2007. Revenues for the full year 2008 were $1.57 billion compared to $1.64 billion for 2007 and were impacted by the slowdown in demand, particularly of non-volatile memory and automotive product shipments in the fourth quarter. During 2008, Atmel exited the RF-CDMA foundry business which resulted in a revenue decline of approximately $50 million from 2007. Our core Microcontroller business continued to experience double-digit revenue growth, rising 14% in 2008, compared to 2007, with 32-bit microcontrollers growing 30%.
Net loss, on a GAAP basis, for the fourth quarter of 2008 totaled $(24.4) million or $(0.05) per diluted share. This compares to a net loss of $(4.7) million or $(0.01) per diluted share for the third quarter of 2008 and net income of $1.7 million or $0.00 per diluted share for the year-ago quarter. Net loss for the full year 2008 was $(27.2) million or $(0.06) per diluted share compared to net income of $47.9 million or $0.10 per diluted share for 2007.
Non-GAAP net income for the fourth quarter of 2008 totaled $4.8 million or $0.01 per diluted share compared to net income of $42.6 million or $0.09 per diluted share for the third quarter of 2008 and $19.8 million or $0.04 per diluted share for the year-ago quarter. For the full year 2008, non-GAAP net income was $78.0 million or $0.17 per diluted share compared to $77.8 million or $0.16 per diluted share for 2007.
“The actions we have taken to focus on core technologies and optimize Atmel’s manufacturing operations have supported the microcontroller revenue growth and gross profit improvement we realized this year, despite the
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challenging macroeconomic environment,” said Steven Laub, Atmel’s President and Chief Executive Officer. “While the global recessionary slowdown is impacting demand across the entire semiconductor industry, Atmel continues to gain market share with its microcontroller products driven by our proprietary AVR® Flash-based MCUs. Having initiated our restructuring program ahead of the global downturn, Atmel is well positioned to drive profitable growth as demand recovers, while continuing to deliver innovative products to our customers and value to our shareholders.”
Gross profit, as a percent of revenue, was 39.7% for the fourth quarter of 2008, the highest level achieved since the first quarter of 2001. This compares to gross profit of 39.5% for the third quarter of 2008 and 35.2% for the year-ago quarter. For the full year 2008, gross profit was 37.7%, a 230 basis points improvement over the 35.4% reported for 2007.
Operating loss was $(18.2) million for the fourth quarter of 2008, or 5.5% of revenue. This compares to an operating loss of $(11.3) million for the third quarter of 2008 and an operating profit of $6.4 million for the fourth quarter of 2007. Included in the fourth quarter 2008 operating loss was $12.2 million of net charges related to restructuring, gain on sale of assets, acquisition and grant repayments.
For the full year 2008, operating loss was $(13.9) million, compared to operating profit of $51.7 million reported for 2007. Included in the full year operating results were net charges of $71.0 million for 2008 and $13.6 million for 2007, respectively, related to restructuring, asset impairment, acquisition, gain on sale of assets and grant repayments.
Stock-based compensation expense was $9.1 million for the fourth quarter of 2008, compared to $7.4 million for the third quarter of 2008 and $5.1 million for the year-ago quarter. For the full year 2008, stock-based compensation was $29.1 million, compared to $16.7 million for the full year 2007.
Income tax provision was $3.5 million for the fourth quarter of 2008. This compares to an income tax benefit of $4.1 million for the third quarter of 2008 and an income tax provision of $5.8 million for the fourth quarter of 2007. For the full year 2008, the income tax provision was $7.0 million, compared to $7.8 million for 2007.
Combined cash balances (cash and cash equivalents plus short-term investments) totaled $440.6 million at the end of the fourth quarter of 2008, an increase of $19.7 million from the end of the prior quarter and an increase of $10.7 million from the fourth quarter of 2007. Cash provided from operations totaled approximately $30.7 million for the fourth quarter of 2008 compared to $67.2 million for the third quarter of 2008 and $90.4 million for the fourth quarter of 2007.
The Company’s effective average exchange rate in the fourth quarter of 2008 was approximately $1.35 to the euro, compared to $1.54 to the euro in the third quarter of 2008 and $1.43 to the euro in the year-ago period. A

$0.01 decrease in the dollar/euro exchange rate increases operating income by approximately $0.5 million each quarter.
Fourth Quarter 2008 and Recent Operational Highlights
•	Achieved highest full year gross profit margin since 2000, 450 basis point improvement during 2008

•	Completed the sale of the Heilbronn, Germany manufacturing operation to TSH(UK) Limited

•	Completed the previously announced headcount reduction activities in France with an expected annual savings of $14 million

•	Implemented cost reduction actions in North America with an expected annual savings of $18 million

•	Opened new Chinese design center and regional sales operations in Shanghai
Recent Product Highlights
•	Awarded Product of the Year by Electronic Products Magazine for XMEGA™ Microcontroller

•	Awarded EDN China Innovation Award for XMEGA™ Microcontroller

•	Expanded QTouch product offering with a Touch-Library for AVR microcontrollers

•	Launched New Family of Secure Microcontrollers for Machine-to-Machine Communication Modules

•	Acquired MeshNetics® ZigBee Products and Intellectual Property Rights from LuxLabs BVI
Business Outlook
In light of the uncertainty and limited visibility in the current macroeconomic environment, the Company is not providing revenue guidance at this time. For internal purposes, we are planning first quarter 2009 revenues to be approximately $290 million.
Non-GAAP
Non-GAAP net income excludes charges related to restructuring activities, acquisitions, grant repayments, asset impairment charges (recovery), gain on sale of assets, and stock-based compensation, as well as pension benefit related to fab sale, distributor bad debt expense, unsolicited M&A expense and the income tax effect of these excluded items. A reconciliation of GAAP results to non-GAAP results is included following the financial statements below.
Conference Call
Atmel will hold a teleconference at 2:00 p.m. PT today to discuss the fourth quarter and full year 2008 financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-634-5185. The conference ID number is 81448211 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 2:00 p.m. PT start time to ensure a timely connection. The webcast can be accessed at http://www.atmel.com/ir/ and will be archived for 12 months.

A replay of the February 4, 2009 conference call will be available today at approximately 5:00 p.m. PT and will run for 48 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The access code is 81448211.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about future profit growth, our products, shareholder value and future operating and financial performance including first quarter 2009 revenues. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, the ability to realize the anticipated benefits of our recent strategic transactions, restructuring plans and other initiatives in a timely manner or at all, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, impact of Microchip’s unsolicited acquisition proposal (including that it may seek to elect a slate of seven director representatives at Atmel’s 2009 Annual Meeting of Stockholders) and the Company’s response thereto, the market price of our common stock, unfavorable results of legal proceedings and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2007, filed on February 29, 2008, and our subsequent Form 10-Q reports. Atmel assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Robert Pursel	Barrett Golden / Sharon Stern
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
####

Atmel Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	September 30,	December 31,
	2008	2008	2007
Current assets
Cash and cash equivalents	$408,926	$394,231	$374,130
Short-term investments	31,707	26,702	55,817
Accounts receivable, net	184,698	220,978	209,189
Inventories	324,016	315,358	357,301
Current assets held for sale	—	10,537	—
Prepaids and other current assets	77,542	83,736	88,781

Total current assets	1,026,889	1,051,542	1,085,218
Fixed assets, net	383,107	407,024	579,566
Goodwill	51,010	58,005	—
Intangible assets, net	34,121	40,535	19,552
Non-current assets held for sale	—	2,357	—
Other assets	35,527	35,184	18,417

Total assets	$1,530,654	$1,594,647	$1,702,753

Current liabilities
Current portion of long-term debt	$131,132	$131,383	$142,471
Trade accounts payable	116,392	109,976	191,856
Accrued and other liabilities	207,017	221,382	266,987
Liabilities held for sale	—	5,368	—
Deferred margin on shipments to distributors	41,512	39,237	19,708

Total current liabilities	496,053	507,346	621,022
Long-term debt less current portion	13,909	15,304	20,408
Long-term liabilities held for sale	—	23,986	—
Other long-term liabilities	218,608	207,267	237,844

Total liabilities	728,570	753,903	879,274

Stockholders’ equity	802,084	840,744	823,479

Total liabilities and stockholders’ equity	$1,530,654	$1,594,647	$1,702,753

Atmel Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007
Net revenues	$334,610	$400,008	$425,580	$1,566,763	$1,639,237

Operating expenses
Cost of revenues	201,659	241,999	275,962	976,223	1,059,006
Research and development	61,859	63,856	71,867	260,310	272,041
Selling, general and administrative	77,163	63,898	58,353	273,196	242,811
Acquisition-related charges	6,504	6,690	—	23,614	—
Charges for grant repayments	254	291	275	718	1,464
Restructuring charges	8,115	26,625	12,711	71,324	13,239
Gain on sale of assets	(2,706)	—	—	(32,654)	—
Asset impairment charges (recovery)	—	7,969	—	7,969	(1,057)

Total operating expenses	352,848	411,328	419,168	1,580,700	1,587,504

(Loss) income from operations	(18,238)	(11,320)	6,412	(13,937)	51,733

Interest and other (expense) income, net	(2,590)	2,530	1,088	(6,306)	3,976

(Loss) income before income taxes	(20,828)	(8,790)	7,500	(20,243)	55,709
Income tax (provision) benefit	(3,524)	4,052	(5,786)	(6,966)	(7,824)

Net (loss) income	$(24,352)	$(4,738)	$1,714	$(27,209)	$47,885

Basic net (loss) income per share:
Net (loss) income	$(0.05)	$(0.01)	$0.00	$(0.06)	$0.10

Weighted-average shares used in basic net (loss) income per share calculations	448,524	447,013	446,003	446,504	477,213

Diluted net (loss) income per share:
Net (loss) income	$(0.05)	$(0.01)	$0.00	$(0.06)	$0.10

Weighted-average shares used in diluted net (loss) income per share calculations	448,524	447,013	449,136	446,504	481,737

Atmel Corporation
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007
GAAP net (loss) income	$(24,352)	$(4,738)	$1,714	$(27,209)	$47,885

Special items:

Stock-based compensation expense	9,050	7,426	5,146	29,136	16,652
Acquisition-related charges	6,504	6,690	—	23,614	—
Charges for grant repayments	254	291	275	718	1,464
Restructuring charges	8,115	26,625	12,711	71,324	13,239
Gain on sale of assets	(2,706)	—	—	(32,654)	—
Asset impairment charges (recovery)	—	7,969	—	7,969	(1,057)
Pension benefit related to fab sale	(4,267)	—	—	(4,267)	—
Distributor bad debt expense	11,717	—	—	11,717	—
Unsolicited M&A expense	1,244	—	—	1,244	—
Income tax effect of non-GAAP items	(784)	(1,653)	(43)	(3,595)	(343)

Total special items	29,127	47,348	18,089	105,206	29,955

Non-GAAP net income	$4,775	$42,610	$19,803	$77,997	$77,840

Diluted non-GAAP net income per share:
Net income	$0.01	$0.09	$0.04	$0.17	$0.16

Non-GAAP weighted-average shares used in diluted non-GAAP net income per share calculations	466,901	462,277	452,243	460,804	482,998

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007
Reconciliation of GAAP to non-GAAP shares used in diluted income per share calculations:
Diluted weighted-average shares used in per share calculations — GAAP	448,524	447,013	449,136	446,504	481,737
Dilutive stock awards	18,377	15,264	3,107	14,300	1,261

Diluted weighted-average shares used in per share calculations — non-GAAP	466,901	462,277	452,243	460,804	482,998

Notes to Non-GAAP Financial Measures
To supplement its consolidated financial results presented in accordance with GAAP, Atmel uses non-GAAP financial measures, including non-GAAP gross profit margin, non-GAAP net income and non-GAAP net income per diluted share, which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as shown above and described below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Atmel’s operations that, when viewed in conjunction with Atmel’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Atmel’s business and operations.
Atmel uses each of these non-GAAP financial measures for internal purposes and believes that these non-GAAP measures provide meaningful supplemental information regarding operational and financial performance. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes.

Atmel believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors because the non-GAAP financial measures allow investors to see Atmel’s results “through the eyes” of management as these non-GAAP financial measures reflect Atmel’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Atmel’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Atmel’s operating results in a manner that is focused on the performance of its ongoing operations. In addition, these non-GAAP financial measures facilitate comparisons to Atmel’s historical operating results and to competitors’ operating results.
There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Atmel’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for or superior to the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in above.
As presented in the “Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net Income” tables above, each of the non-GAAP financial measures excludes one or more of the following items:
•	Stock-based compensation expense.
Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Atmel’s control. As a result, management excludes this item from Atmel’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Atmel’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.
•	Acquisition-related charges.
Acquisition-related charges include: (1) in-process research and development, which relates to projects in process as of the acquisition date that have not reached technological feasibility and are immediately expensed, (2) amortization of intangibles, which include acquired intangibles such as customer relationships, backlog, core developed technology, trade name and non-compete agreement, and (3) contingent compensation expense, which include compensation resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Atmel’s performance after completion of acquisitions, because they are not related to Atmel’s core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Atmel against the performance of other companies without the variability caused by purchase accounting.
•	Charges for grant repayments.
Grant repayments primarily relate to contractual obligations to repay incentive amounts received from various government entities recorded in prior periods (including interest) as a result of restructuring activity. Atmel excludes these amounts from non-GAAP financial measures primarily because these costs are not incurred on an on-going basis, consistent with restructuring charges and other non-recurring types of charges included in the condensed consolidated statements of operations.

•	Restructuring charges.
Restructuring charges primarily relate to expenses necessary to make infrastructure-related changes to Atmel’s operating costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Atmel has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. Management believes that it is appropriate to exclude restructuring charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Gain on sale of assets.
Atmel recognizes gains resulting from the sale of certain non-strategic business assets that no longer align with Atmel’s long-term operating plan. Atmel excludes these items from its non-GAAP financial measures primarily because these gains are one-time in nature and generally not reflective of the ongoing operating performance of Atmel’s business and can distort the period-over-period comparison.
•	Asset impairment charges (recovery).
Atmel classifies assets as held for sale when certain criteria are met, including when the decision is made to sell the asset. The Company then records an impairment charge (recovery) as the difference between the fair value, less any selling costs, and the carrying value. Management believes that it is appropriate to exclude these charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Pension benefit related to fab sale.
Pension benefit related to the reduction of pension liability and the release of related accumulated other comprehensive income as a result of Atmel’s sale of its manufacturing operations in Heilbronn, Germany. Management believes that it is appropriate to exclude this adjustment from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Distributor Bad Debt Expense
Distributor bad debt expense related to a reserve for receivables from an Asian distributor whose business was extraordinarily impacted following their addition to the US government’s Entity List which prohibits the Company from shipping products to the distributor. Management believes that it is appropriate to exclude this adjustment from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Unsolicited M&A expense.
The Company incurred certain expenses to advise the Company against the take-over bid from Microchip Technology, Inc. Management believes that it is appropriate to exclude this adjustment from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Income tax effect of non-GAAP items.
Atmel adjusts for the income tax effect resulting from the non-GAAP adjustments as described above.